Exhibit 10.1

EXECUTION VERSION

$853,000,000

CREDIT AGREEMENT

among

AIR LEASE CORPORATION,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of May 4, 2012

J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., RBC CAPITAL MARKETS, WELLS FARGO SECURITIES, LLC, COMMONWEALTH BANK OF AUSTRALIA and BMO CAPITAL MARKETS, as Joint Lead Arrangers and Joint Bookrunners

CITIBANK, N.A. and ROYAL BANK OF CANADA, as Syndication Agents

WELLS FARGO BANK, NATIONAL ASSOCIATION, COMMONWEALTH BANK OF AUSTRALIA and BMO HARRIS BANK N.A., as Documentation Agents

CREDIT SUISSE AG, NEW YORK BRANCH AND U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

i

4.8	Ownership of Property	35
4.9	Intellectual Property	35
4.10	Taxes	35
4.11	Federal Regulations	36
4.12	Labor Matters	36
4.13	ERISA	36
4.14	Investment Company Act; Other Regulations	36
4.15	Subsidiaries	36
4.16	Use of Proceeds	36
4.17	Environmental Matters	36
4.18	Accuracy of Information, etc.	37

SECTION 5.	CONDITIONS PRECEDENT	37

5.1	Conditions to Initial Extension of Credit	37
5.2	Conditions to Each Extension of Credit	38

SECTION 6.	AFFIRMATIVE COVENANTS	38

6.1	Financial Statements	39
6.2	Certificates; Other Information	39
6.3	Payment of Obligations	40
6.4	Maintenance of Existence; Compliance	40
6.5	Maintenance of Property; Insurance	40
6.6	Inspection of Property; Books and Records; Discussions	40
6.7	Notices	41
6.8	Use of Proceeds	41
6.9	Accuracy of Information	41
6.10	Future Guarantors	41

SECTION 7.	NEGATIVE COVENANTS	42

7.1	Financial Condition Covenants	42
7.2	Indebtedness	42
7.3	Fundamental Changes	42
7.4	Restricted Payments	43
7.5	Transactions with Affiliates	44
7.6	Changes in Fiscal Periods	45
7.7	Lines of Business	45

SECTION 8.	EVENTS OF DEFAULT	45

SECTION 9.	The Agents	48

9.1	Appointment	48
9.2	Delegation of Duties	48
9.3	Exculpatory Provisions	48
9.4	Reliance by Administrative Agent	48
9.5	Notice of Default	49
9.6	Non-Reliance on Agents and Other Lenders	49

9.7	Indemnification	49
9.8	Agent in Its Individual Capacity	50
9.9	Successor Administrative Agent	50
9.10	Arrangers, Documentation Agents and Syndication Agents	50

SECTION 10.	MISCELLANEOUS	50

10.1	Amendments and Waivers	50
10.2	Notices	51
10.3	No Waiver; Cumulative Remedies	52
10.4	Survival of Representations and Warranties	52
10.5	Payment of Expenses and Taxes	52
10.6	Successors and Assigns; Participations and Assignments	54
10.7	Adjustments; Set-off	57
10.8	Counterparts	57
10.9	Severability	58
10.10	Integration	58
10.11	GOVERNING LAW	58
10.12	Submission To Jurisdiction; Waivers	58
10.13	Acknowledgements	58
10.14	Releases	59
10.15	Confidentiality	59
10.16	WAIVERS OF JURY TRIAL	60
10.17	USA Patriot Act	60
10.18	Suspended Terms	60

SCHEDULES:

1.1A	Commitments
4.15	Subsidiaries

EXHIBITS:

A	Form of Assignment and Assumption
B-1	Form of Closing Certificate
B-2	Form of Solvency Certificate
C	Form of Legal Opinion of Munger, Tolles & Olson LLP
D	Form of Compliance Certificate
E-1 - E-4	Form of U.S. Tax Compliance Certificate
F-1	Form of New Lender Supplement
F-2	Form of Commitment Increase Supplement
G	Form of Guaranty

CREDIT AGREEMENT (this “Agreement”), dated as of May 4, 2012, among AIR LEASE CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.                                DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its Affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”:  the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure Percentages”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Extensions of Credit at such time to the Total Extensions of Credit at such time.

“Agreement”:  as defined in the preamble hereto.

“Aircraft Assets”:  aircraft, airframes, engines (including spare engines), parts and pre-delivery payments relating to the foregoing.

“ALC Maillot”: ALC Maillot Jaune Borrower, LLC, a Delaware limited liability company.

“ALC Warehouse”: ALC Warehouse Borrower, LLC, a Delaware limited liability company.

“Applicable Margin”:  (a) in the case of ABR Loans, 0.75% per annum and (b) in the case of Eurodollar Loans, 1.75% per annum.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Arrangers”:  the Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit A.

“Available Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding; provided, that in calculating any Lender’s Extensions of Credit for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  (a) with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors; and (b) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease”:  at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock”:  with respect to any Person, all equity interests in such Person, including any Common Stock, Preferred Stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding Convertible Notes and Indebtedness (other than Preferred Stock) convertible into equity.

“Cash and Cash Equivalents”:  (a) cash and cash equivalents, as defined in accordance with GAAP, and (b) commercial paper, certificates of deposit, guaranteed investment contracts, repurchase agreements and similar securities where the obligor to the Borrower is rated A (or equivalent rating) or above by Fitch, S&P or Moody’s (or in the case of commercial paper, rated P-1 or higher by Moody’s or A-1 or higher by S&P).

“Change of Control”:  an event or series of events by which:

(a)                                  a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Borrower, a direct or indirect Subsidiary of the Borrower, or any employee or executive benefit plan of the Borrower and/or its Subsidiaries, has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Borrower’s Common Stock representing more than 50% of the total voting power of all Common Stock of the Borrower then outstanding and constituting Voting Stock;

(b)                                 the consummation of (i) any consolidation or merger of the Borrower pursuant to which the Borrower’s Common Stock will be converted into the right to obtain cash, securities of a Person other than the Borrower, or other property or (ii) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person other than a direct or indirect Subsidiary of the Borrower; provided, however, that a transaction described in clause (i) or (ii) in which the holders of the Borrower’s Common Stock immediately prior to such transaction own or hold, directly or indirectly, more than 50% of the voting power of all Common Stock of the continuing or surviving corporation or the transferee, or the parent thereof, outstanding immediately after such transaction and constituting Voting Stock shall not constitute a Change of Control; or

(c)                                  during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of the Board of Directors of the Borrower on the first day of such period, (ii) whose election or nomination to the Board of Directors of the Borrower was approved by individuals referred to in the immediately preceding clause (i) constituting at the time of such election or nomination at least a majority of the Board of Directors of the Borrower, or (iii) whose election or nomination to the Board of Directors of the Borrower was approved by individuals referred to in the immediately preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of the Board of Directors of the Borrower.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is May 4, 2012.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be increased from time to time pursuant to Section 2.1(b) or otherwise changed from time to time pursuant to the terms hereof.  The amount of the Total Commitments as of the Closing Date is $853,000,000.

“Commitment Fee Rate”:  0.375% per annum.

“Commitment Increase Supplement”:  a supplement to this Agreement substantially in the form of Exhibit F-2.

“Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Common Stock”:  any class of capital stock of any corporation now or hereafter authorized, the right of which to share in distributions of either earnings or assets of such corporation is without limit as to any amount or percentage.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit D.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”:  with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income, depreciation, amortization, interest expense, income taxes, stock based compensation expense and any other non-cash, non-recurring losses or charges of the Borrower and its consolidated Subsidiaries.

“Consolidated Interest Expense”:  for any period, all interest expense in respect of Indebtedness of the Borrower and its consolidated Subsidiaries deducted in determining Consolidated Net Income together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, excluding all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated Shareholders’ Equity on such day.

“Consolidated Net Income”:  with reference to any period, the net income (or loss) of the Borrower and its consolidated Subsidiaries for such period, on a consolidated basis, provided that there shall be excluded any net income, gain or losses during such period from (a) any change in accounting principles in accordance with GAAP, (b) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP, (c) any discontinued operations and (d) any extraordinary items.

“Consolidated Shareholders’ Equity”:  as of any date of determination, shareholders’ equity as reflected in the Borrower’s consolidated financial statements at such date.

“Consolidated Total Debt”:  at any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Unencumbered Assets”:  the assets of the Borrower and its Subsidiaries on a consolidated basis, consisting of (a) Cash and Cash Equivalents and Marketable Securities, in each case to the extent not subject to a Lien (other than customary bankers’ liens and rights of setoff and offset) and (b) non-pledged Aircraft Assets, valued at the net book value thereof.

“Consolidated Unsecured Indebtedness”:  Unsecured Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis after eliminating intercompany items.

“Contractual Obligation”:  as to any Person, any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes”:  Indebtedness of the Borrower that is optionally convertible into Common Stock of the Borrower (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Borrower that is optionally exchangeable for Common Stock of the Borrower (and/or cash based on the value of such Common Stock).

“Credit Party”:  the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender (a) that has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) that has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) that has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) that has, or whose Lender Parent has, become the subject of a Bankruptcy Event, or (e) a Lender with respect to which the Swingline Lender or the Issuing Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit.

“Disposition”:  with respect to any property, any sale, lease (other than in the ordinary course of business), sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock of such Person that by its terms is (1) required to be redeemed or redeemable at the option of the holder prior to the Termination Date for consideration other than Qualified Capital Stock; or (2) convertible at the option of the holder into Disqualified Capital Stock or exchangeable for Indebtedness.

“Disqualified Lender”:  each Person who is a competitor of the Borrower or an Affiliate thereof or who is an air carrier and, in each case, is expressly identified in a written list that the Borrower provides to the Administrative Agent and requests the Administrative Agent to post to Intralinks or other electronic system. The Administrative Agent shall have no responsibility or liability to monitor or enforce such list of Disqualified Lenders.

“Documentation Agents”: the Documentation Agents and the Co-Documentation Agents identified on the cover page of this Agreement.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Early Commitment Termination Date”: as defined in Section 2.19(e).

“ECA Indebtedness”: means any Indebtedness incurred in order to fund the deliveries of new Aircraft Assets, which Indebtedness is guaranteed by one or more Export Credit Agencies.

“Eligible Assignee”: (a) any Lender and any Affiliate of any Lender, and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided that, with respect to this clause (iii), (A) such bank is acting through a branch or agency located in the United States or (B) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country and (iv) a finance company, insurance company, mutual fund, leasing company or other financial institution or fund (whether a corporation, partnership or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $250,000,000; provided that, in each case, except with the consent of the Borrower, no Disqualified Lender shall be an Eligible Assignee.

“Environmental Laws”:  any Requirements of Law concerning protection of the environment or exposure to toxic or deleterious materials.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”:  (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or

Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect to the Eurodollar Rate dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which JPMorgan Chase Bank, N.A. is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended.

“Export Credit Agencies”: means, collectively, the export credit agencies or other Governmental Authorities that provide export financing of new Aircraft Assets (including, but not limited to, the Brazilian Development Bank, Compagnie Francaise d’Assurance pour le Commerce Exterieur, Her Britannic Majesty’s Secretary of State acting by the Export Credits Guarantee Department, Euler-Hermes Kreditversicherungs AG, the Export-Import Bank of the United States, the Export Development Canada or any successor thereto).

“Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Facility”:  the Commitments and the extensions of credit thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Fitch”:  Fitch Rating Service, Inc.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee Obligations”:  with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.  In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee Obligation, the Indebtedness or other obligations that are the subject of such Guarantee Obligation shall be assumed to be direct obligations of such obligor to the extent of such obligor’s liability with respect thereto.

“Guarantor”:  each Subsidiary that now or hereafter executes and delivers a Guaranty; provided that upon release or discharge of such Subsidiary from the Guaranty in accordance with this Agreement, such Subsidiary ceases to be a Guarantor.

“Guaranty”:  collectively, one or more guaranties of the Obligations made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G, including any supplements to an existing Guaranty in substantially the form that is a part of Exhibit G.

“Indebtedness”:  of any Person at any date, without duplication, (a) its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable at the option of the holder thereof prior to the Termination Date; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and accrued expenses arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its reimbursement obligations in respect of drawn letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) the net aggregate Swap Termination Value of all Swap Agreements of such Person; and (g) any Guarantee Obligation of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Index Debt”:  senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insolvent”:  with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 4:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment Grade Rating”:  a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch, as applicable.

“IRS”:  as defined in Section 2.15(e).

“Issuing Lender”:  each of JPMorgan Chase Bank, N.A. and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective Affiliates, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joint Venture”: as to any Person, any other Person designated as a “joint venture” (1) that is not a Subsidiary of such Person and (2) in which such Person owns less than 100% of the equity or voting interests.

“L/C Commitment”:  $100,000,000.

“L/C Exposure”:  at any time, the total L/C Obligations.  The L/C Exposure of any Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Lenders other than the Issuing Lender.

“Lender Parent”:  with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement and any Capital Lease, upon or with respect to any property or asset of such Person.

“Loan”:  as defined in Section 2.1(a).

“Loan Documents”:  this Agreement, the Notes, the Guaranty and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Marketable Securities”:  either (a) debt securities that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody’s or (b) senior debt securities of issuers that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody’s.

“Material Adverse Effect”:  (a) a material adverse effect on the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) a material impairment on the validity or enforceability of this Agreement or any of the other Loan Documents or the totality of the rights or remedies of the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”:  Moody’s Investors Service, Inc.

“Multiemployer Plan”:  a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender”:  as defined in Section 2.1(c).

“New Lender Supplement”:  as defined in Section 2.1(c).

“Non-Excluded Taxes”:  as defined in Section 2.15(a).

“Non-Recourse Indebtedness”: with respect to any Person, any Indebtedness of such Person or its Subsidiaries that is, by its terms, recourse only to specific assets and non-recourse to the assets of such Person generally and that is neither guaranteed by any Affiliate (other than a Subsidiary) of such Person or would become the obligation of any Affiliate (other than a Subsidiary) of such Person upon a default thereunder; provided, however, that the existence of a guarantee that is not a guarantee of payment of Indebtedness shall not cause the related Indebtedness to fail to be Non-Recourse Indebtedness.

“Non-U.S. Lender”:  as defined in Section 2.15(e).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred or suffered to exist, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Organizational Document”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising solely from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  any and all present or future stamp, court, documentary, intangible, recording, filing or similar taxes or any excise or property taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or sale of a participation (other than an assignment made pursuant to Section 2.18).

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c).

“Patriot Act”:  as defined in Section 10.17.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”:  any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Bond Hedge Transaction”:  any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s Common Stock purchased by the Borrower in connection with an issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Warrant Transaction”:  any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s Common Stock sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”:  any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Prohibited Transaction”:  as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”:  as defined in Section 6.2(b).

“Qualified Capital Stock”: all Capital Stock of a Person other than Disqualified Capital Stock.

“Refunded Swingline Loans”:  as defined in Section 2.4(b).

“Register”:  as defined in Section 10.6(b)(iv).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Required Lenders”:  at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”:  as defined in Section 7.4.

“Reversion Date”:  as defined in Section 10.18.

“Revolving Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding, provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.  Notwithstanding the foregoing, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“S&P”:  Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“SEC”:  the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness”:  any Indebtedness secured by a Lien.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“SPC Subsidiary”:  a Special Aircraft Financing Entity that has acquired from a Person other than the Borrower or a Subsidiary a single Aircraft Asset and is prohibited by its organizational documents or loan documents or other related financing documents, without extension, replacement, modification or renewal thereof, from incurring Indebtedness, other than the Indebtedness incurred to finance such acquisition.

“Special Aircraft Financing Entity”:  (a) any Subsidiary of the Borrower (i) that is a borrower under a lending facility for the purpose of purchasing or financing Aircraft Assets, (ii) that has no Indebtedness other than Indebtedness that is non-recourse to the Borrower and its Subsidiaries (other than (A) such Subsidiary and its Subsidiaries and (B) a limited recourse pledge of the equity of any such Subsidiary) and the payment of such Indebtedness is not guaranteed by or would become the obligation of the Borrower and its Subsidiaries (other than such Subsidiary and its Subsidiaries), and (iii) that engages in no business other than the purchase, finance, lease, sale and management of Aircraft Assets and the ownership of special purpose entities engaged in such purchase, finance, lease, sale and management, and business incidental thereto and (b) any such special purpose entity described in the foregoing clause (a)(iii) that is a Subsidiary of a Special Aircraft Financing Entity; provided that “Special Aircraft Financing Entity” shall include, without limitation, ALC Warehouse and ALC Maillot.

“Specified Indebtedness”:  with respect to any Person, any Indebtedness of such Person the outstanding principal amount of which equals at least $100,000,000.

“Subordinated Obligation”: any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter incurred) that is expressly subordinated or junior in right of payment to the Loans pursuant to a written agreement.

“Subsidiary”:  as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Suspended Terms”:  as defined in Section 10.18.

“Suspension Event”:  as defined in Section 10.18.

“Swap Agreement”:  (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value”:  in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date of determination prior to the date referenced in clause (a), the amounts(s) determined as the mark to market values(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $100,000,000.

“Swingline Exposure”:  at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time.  Subject to Section 2.19(c)(i), the Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.3(a).

“Swingline Participation Amount”:  as defined in Section 2.4(c).

“Syndication Agents”:  the Syndication Agents identified on the cover page of this Agreement.

“Synthetic Lease”:  at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”:  May 4, 2015.

“Total Commitments”:  at any time, the aggregate amount of the Commitments then in effect.

“Total Extensions of Credit”:  at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Unsecured Aircraft Financing Debt”:  as defined in Section 7.2(c).

“Unsecured Indebtedness”:  Indebtedness as to which the obligor thereunder has not granted a Lien in favor of the holder(s) thereof as collateral security for the repayment of such Indebtedness; provided that for the avoidance of doubt obligations with respect to Capital Leases and obligations with respect to Swap Agreements shall not constitute Unsecured Indebtedness.

“Voting Stock”:  Capital Stock of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

“Wholly-Owned Subsidiary”:  at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

“Withdrawal Liability”:  any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2                                 Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall, with respect to Indebtedness, be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.                                AMOUNT AND TERMS OF COMMITMENTS

2.1                                 Commitments.  (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Commitment.  During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8.

(b)         The Borrower and any one or more Lenders and/or New Lenders may from time to time after the Closing Date agree that such Lender or New Lender or Lenders or New Lenders shall establish a new Commitment or Commitments or increase the amount of its or their Commitment or Commitments by executing and delivering to the Administrative Agent, in the case of each New Lender, a New Lender Supplement meeting the requirements of Section 2.1(c) or, in the case of each Lender, a Commitment Increase Supplement meeting the requirements of Section 2.1(d); provided that, (x) without the consent of the Required Lenders, the aggregate amount of incremental Commitments established or increased after the Effective Date pursuant to this paragraph shall not exceed $500,000,000, and (y) unless otherwise agreed to by the Administrative Agent, each increase in the aggregate Commitments effected pursuant to this paragraph shall be in a minimum aggregate amount of at least $25,000,000.  Notwithstanding the foregoing, no increase in the total Commitments (or in the Commitment of any Lender) shall become effective under this paragraph (b) unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in Section 5.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an authorized officer of the Borrower and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Closing Date under Section 5.1(c) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(c)                                  Any additional bank, financial institution or other entity that is not a Lender which, with the consent of the Borrower and the Administrative Agent unless such New Lender is an Affiliate of a Lender (which consent of the Administrative Agent shall not be unreasonably withheld, delayed or conditioned), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.1(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender, with a Commitment in the amount set forth therein that is effective on the date specified therein, for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(d)                                 Any Lender, which, with the consent of the Borrower and the Administrative Agent, elects to increase its Commitment under this Agreement shall execute and deliver to the Borrower and the Administrative Agent a Commitment Increase Supplement specifying (i) the amount of such Commitment increase, (ii) the aggregate amount of such Lender’s Commitment after giving effect to such Commitment increase, and (iii) the date upon which such Commitment increase shall become effective.

(e)                                  Unless otherwise agreed by the Administrative Agent, on each date upon which the Commitments shall be increased pursuant to this Section, the Borrower shall prepay all then outstanding Loans made to it, which prepayment shall be accompanied by payment of all accrued interest on the amount prepaid and any amounts payable pursuant to Section 2.16 in connection therewith, and, to the extent it determines to do so, reborrow Loans from all the Lenders (after giving effect to the new and/or increased Commitments becoming effective on such date). Any prepayment and reborrowing pursuant to the preceding sentence shall be effected, to the maximum extent practicable, through the netting of amounts payable between the Borrower and the respective Lenders.

(f)                                    The Borrower shall repay all outstanding Loans on the Termination Date.

2.2                                 Procedure for Borrowing.   The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 4:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.5 may be given not later than 11:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.4.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon (or, in the case of same-day borrowings of ABR Loans to finance payments required by Section 3.5, 1:00 P.M.), New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent not later than 4:00 P.M. (or in the case of same-day borrowings of ABR Loans to finance payments required by Section 3.5, 1:00 P.M.), New York City time on such Borrowing Date crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3                                 Swingline Commitment.  (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time during the Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero.  During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b)                                 The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date that a Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.4                                 Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding

Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent not later than 3:30 P.M., New York City time on such Borrowing Date in immediately available funds.

(b)                                 The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, subject to Section 2.19(c)(i), a Loan, in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Lender shall make the amount of such Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)                                  If prior to the time a Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Loans may not be made as contemplated by Section 2.4(b), each Lender shall, subject to Section 2.19(c)(i), on the date such Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Loans.

(d)                                 Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)                                  Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5                                 Commitment Fees, etc..  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)                                 The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6                                 Termination or Reduction of Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.7                                 Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 4:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, no later than 4:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, and no later than 1:00 P.M., New York City Time on the date of prepayment, in the case of Swingline Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or Swingline Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans and Swingline Loans), accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.8                                 Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 4:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 4:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders has determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to the Borrower is in existence, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9                                 Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.10                           Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                                 Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                  (i)  If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand by the Administrative Agent.

2.11                           Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.12                           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans not otherwise repaid shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.13                           Pro Rata Treatment and Payments.  (a)  Each borrowing (other than Swingline Loans) by the Borrower from the Lenders hereunder and, except as provided in Section 2.19, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b)                                 Except as otherwise provided in Section 2.19, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans (other than Swingline Loans) shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 4:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e)                                  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to 12:00 Noon, New York City time on the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing in this Section 2.13(e) shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)                                    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b). 2.4(c), 2.13(d), 2.13(e), 2.15(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.14                           Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority charged with administration thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any such Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Credit Party to any tax of any kind whatsoever (other than (A) Non-Excluded Taxes or Other Taxes covered by Section 2.15, (B) Taxes described in clauses (w) through (y) of Section 2.15(a) and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or, subject to Section 10.6(c)(ii), participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)                               shall impose on such Lender any other condition affecting its Eurodollar Loans or its obligation to make or maintain Eurodollar Loans or issue or participate in Letters of Credit;

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable.  If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)                                 A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15                           Taxes.  (a)  All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) and branch profits Taxes imposed on the Administrative Agent or any Lender by any Governmental Authority in a jurisdiction (or political subdivision thereof) in which the Administrative Agent or Lender is organized, in which its applicable lending office is located, or that are Other Connection Taxes; provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Government Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made; provided further, however, that notwithstanding anything in this Agreement to the contrary, the Borrower shall not be required to increase any such amounts payable to any Lender or other recipient with respect to any Non-Excluded Taxes (w) that are attributable to such Lender’s or other recipient’s failure to comply with the requirements of paragraph (e) or (f) of this Section, (x) that are United States withholding Taxes (including United States federal, state and local backup withholding taxes) resulting from any Requirement of Law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except in each case to the extent that, pursuant to this paragraph, additional amounts with respect to such Non-Excluded Taxes were payable either to such Lender’s assignor (if any) at the time of assignment or to such Lender at the time it designated a new lending office or (y) that are imposed by reason of FATCA.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof.  Subject to Section 2.15(a), if (i) any Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or (ii) any Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender (including, in the case of a Lender that is classified as a partnership for U.S. federal income tax purposes, a person treated as a beneficial owner thereof for U.S. federal tax purposes), such Loan Party shall indemnify the Administrative Agent and the Lenders within 10 days after demand therefor, for the full amount of any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) in the case of (i) and (ii), or any such direct imposition in the case of (iii). In the case of any Lender making a claim under this Section 2.15(c) on behalf of any of its beneficial owners, an indemnity payment under this Section 2.15(c) shall be due only to the extent that such Lender is able to establish that such beneficial owners supplied to the applicable Persons such properly completed and executed documentation necessary to claim any applicable exemption from, or reduction of, such Non-Excluded Taxes or Other Taxes.

(d)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  Each Lender that is a “United States Person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax.  Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) and that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of either IRS Form W-8BEN, Form W-8IMY (together with any applicable underlying IRS Forms) or Form W-8ECI, as applicable, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit E and the applicable IRS Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments under this Agreement and the other Loan Documents or (iii) any other form prescribed by the applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f)                                    A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(g)                                 If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)                                 If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender attributable to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(i)                                     The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j)                                     For purposes of this Section 2.15, the term “Lender” includes the Issuing Lender and the Swingline Lender.

2.16                           Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification shall be the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Eurodollar Rate that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17                           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.15(a).

2.18                           Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15(a), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

2.19                           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                  fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b)                                 the Commitment and Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section

10.1); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender;

(c)                                  if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)                              if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in the amount of such Defaulting Lender’s L/C Exposure in accordance with Section 2.19(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

(e)                                  Termination of Defaulting Lenders. The Borrower shall have the right, in its sole discretion, to terminate the Commitment of any Defaulting Lender by giving the Administrative Agent and such Defaulting Lender a written notice setting forth its election and a termination date (an “Early Commitment Termination Date”), which date shall not be earlier than three (3) Business Days after the date on which such notice has been given, except as otherwise agreed by the Administrative Agent and such Defaulting Lender.  On the Early Commitment Termination Date, such Defaulting Lender’s Commitment shall terminate and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall (i) prepay all of such Defaulting Lender’s outstanding Loans together with interest thereon accrued to such Early Commitment Termination Date, (ii) pay all Commitment Fees accrued to such Early Commitment Termination Date, except as otherwise provided in Section 2.19(a) and (iii) pay all amounts then owing to such Defaulting Lender pursuant to Sections 2.14, 2.15, 2.16 and 10.5 for which demand has been made to the Borrower prior to such Early Commitment Termination Date. Upon termination of such Defaulting Lender’s Commitment in accordance with this Section 2.19(e), such Defaulting Lender shall cease to be a party hereto.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 3.                                LETTERS OF CREDIT

3.1                                 L/C Commitment.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to, and shall not, issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance unless otherwise consented to by the Issuing Lender and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)                                 The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2                                 Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3                                 Fees and Other Charges.  (a)  The Borrower will pay a fee on the undrawn and unexpired amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)                                 In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4                                 L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase, subject to Section 2.19(c)(i), and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned).  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)                                 If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)                                  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5                                 Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on the Business Day immediately following the day that the Borrower receives such notice of such draft.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.10(b) and (y) thereafter, Section 2.10(c).

3.6                                 Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7                                 Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8                                 Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1                                 Financial Condition.  The audited balance sheet of the Borrower as of December 31, 2011 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the Borrower as of such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal year then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has, as of the date hereof, any Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, in excess of $10,000,000 that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2011 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property, except to another Group Member.

4.2                                 No Change.  Since December 31, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                                 Existence; Compliance with Law.  Each Loan Party and, to the extent any Subsidiary directly or indirectly owns Aircraft Assets, such Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and the failure to so qualify would reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

4.4                                 Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate (or limited liability or other entity, as appropriate) power and authority to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required by or on behalf of the Borrower or any other Loan Party in connection with the extensions of credit hereunder or with the execution, delivery, or performance by any Loan Party or enforceability against any Loan Party of this Agreement or any of the Loan Documents.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any material Requirement of Law applicable to any Group Member, any Organizational Document of any Group Member or, except as could not reasonably be expected to have a Material Adverse Effect, any Contractual Obligation of any Group Member and (b) will not result in, or require, the creation or imposition of any Lien on any Group Member’s properties or revenues.  No Requirement of Law, Organizational Document or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6                                 Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7                                 No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8                                 Ownership of Property.  Except as could not reasonably be expected to have a Material Adverse Effect, each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its Aircraft Assets and its other property.

4.9                                 Intellectual Property.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted., (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim and (iii) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10                           Taxes.  Each Group Member has filed or caused to be filed all federal, state and other material tax returns that, to the knowledge of the Borrower, are required to be filed and has paid or made provision for the payment of all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority other than (a) any tax the amount or validity of which is currently being contested in good faith by appropriate actions and with respect to which reserves in conformity with generally accepted accounting principles in the United States have been provided on the books of the relevant Group Member, and (b) any tax returns or taxes to the extent that the failure to file such tax returns or pay such taxes could not reasonably be expected to result in a Material Adverse Effect; no material tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such material tax, fee or other charge.

4.11                           Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  No more than 25% of the assets of the Group Members consist of “margin stock” as so defined.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12                           Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13                           ERISA.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.

4.14                           Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur or suffer to exist Indebtedness.

4.15                           Subsidiaries.  As of the Closing Date, Schedule 4.15 sets forth the name and jurisdiction of incorporation or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

4.16                           Use of Proceeds.  The proceeds of the Loans shall be used to finance the working capital needs of the Borrower and its Subsidiaries in the ordinary course of business and for general corporate purposes.

4.17                           Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  no Group Member has released or disposed of Materials of

Environmental Concern at any property or facility owned or operated by any Group Member in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Law, nor to the knowledge of the Borrower are Materials of Environmental Concern present at any property or facility owned or operated by any Group Member or at any other location in conditions that would reasonably be expected to give rise to liability under any applicable Environmental Law.

4.18                           Accuracy of Information, etc..  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written or formally presented information (other than the financial projections and forward-looking information referred to in the immediately succeeding sentence below and information of a general economic or industry specific nature) furnished by any Loan Party or any of its agents to the Administrative Agent, the Lenders or any of their respective Affiliates, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, as of the date such statement or information was so furnished, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements thereto).  The financial projections and other forward-looking information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished by or on behalf of the Borrower, any Loan Party or any of their respective agents, as the case may be, to the Administrative Agent, the Lenders or any of their respective Affiliates, it being recognized by the Administrative Agent, the Lenders and their respective Affiliates that such projections and forward-looking information are not to be viewed as facts and that actual results during the period or periods covered by any such projections or forward-looking information may differ from the projected results set forth therein, and such differences may be material.  As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

SECTION 5.                                CONDITIONS PRECEDENT

5.1                                 Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit to the Borrower requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                  Credit Agreement.  The Administrative Agent shall have received this Agreement and executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A.

(b)                                 Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(c)                                  Closing Certificate; Solvency Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B-1, with appropriate insertions and attachments, including the certificate of incorporation or formation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a solvency certificate of the Borrower dated the Closing Date, substantially in the form of Exhibit B-2, and (iii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(d)                                 Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Munger, Tolles & Olson LLP, counsel to the Borrower, addressed to the Administrative Agent and the Lenders, substantially in the form of Exhibit C.

(e)                                  Financial Statements.  The Lenders shall have received the audited consolidated financial statements of the Borrower referred to in Section 4.1; provided that the filing by the Borrower of such financial statements on Form 10-K or Form 10-Q, as applicable, with the SEC shall satisfy the requirements of this Section 5.1(e).

(f)                                    Patriot Act Information.  The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as is reasonably requested in writing at least five days prior to the Closing Date by the Administrative Agent or the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

5.2                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit to the Borrower requested to be made by it on any date (including its initial extension of credit to the Borrower) is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties.

(i)             Each of the representations and warranties made by any Loan Party in the Loan Documents or any notice or certificate delivered in connection therewith (other than the representation and warranty contained in Section 4.2) shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of such date.

(ii)          Subject to Section 10.18, the representation and warranty contained in Section 4.2 shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit to the Borrower requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.                                AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, subject to Section 10.14(b), the Borrower shall and shall cause each of its Subsidiaries to:

6.1                                 Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)                                  as soon as publicly available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form, the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(b)                                 as soon as publicly available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of (x)  income for such quarter and for the period from the beginning of such fiscal year to the close of such quarter, and (y) cash flows for the period from the beginning of such fiscal year to the close of such quarter setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be prepared in reasonable detail and in accordance with generally accepted accounting principles in the United States applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

In lieu of furnishing the Administrative Agent and each Lender with the items referred to in Sections 6.1(a) and 6.1(b), the Borrower may make available such items on the Borrower’s website www.airleasecorp.com, at www.sec.gov or at such other website as notified to the Administrative Agent and the Lenders, which shall be deemed to have satisfied the requirements of delivery of such items in accordance with this Section 6.1.

6.2                                 Certificates; Other Information.  Furnish to the Administrative Agent and each Lender (or, in the case of clause (e), to the relevant Lender):

(a)                                  concurrently with the delivery of the annual and quarterly financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with Sections 7.1(a), (b), (c) and (d) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b)                                 as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions;

(c)                                  concurrently with the delivery of the annual and quarterly financial statements pursuant to Section 6.1, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(d)                                 promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(e)                                  within a reasonable period of time, such additional financial and other information (not including reports and other materials to the extent filed with the SEC) as any Lender may from time to time reasonably request.

In lieu of furnishing the Administrative Agent and each Lender with discussion and analysis referred to in Section 6.2(c) above, the Borrower may make available its annual report on Form 10-K or its quarterly report on Form 10-Q, as applicable, in each case containing a Management’s Discussion and Analysis of Financial Condition and Results of Operations as required by such form, on the Borrower’s website at www.airleasecorp.com, at www.sec.gov or at such other website as notified to the Administrative Agent and the Lenders, which shall be deemed to have satisfied the requirements of furnishing such discussion and analysis required by Section 6.2(c).

6.3                                 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations (including Taxes) of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate actions and reserves in conformity with generally accepted accounting principles in the United States with respect thereto have been provided on the books of the relevant Group Member, or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4                                 Maintenance of Existence; Compliance.  (a)  Preserve, renew and keep in full force and effect its organizational existence, except as otherwise permitted by Section 7.3, and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.5                                 Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance to the extent and against such risks as is commonly maintained by companies engaged in the same or similar business.

6.6                                 Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with generally accepted accounting principles in the United States and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, upon five Business Days’ notice, representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time but not more than two times per fiscal year.

6.7                                 Notices.  Promptly give notice to the Administrative Agent and each Lender as soon as practicable, but in no event later than five Business Days’ after the Borrower obtains knowledge of the occurrence of:

(a)                                  any Default or Event of Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting any Group Member (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d)                                 an ERISA Event that could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof; and

(e)                                  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8                                 Use of Proceeds.  The proceeds of the Loans will be used only for the purposes set forth in Section 4.16.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

6.9                                 Accuracy of Information.  The Borrower will ensure that all written or formally presented information furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder, taken as a whole, when furnished, does not contain any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they are made, not materially misleading (giving effect to all supplements thereto), and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 6.9.

6.10                           Future Guarantors.  The Borrower shall cause each Subsidiary that, on the Closing Date or any time thereafter, guarantees any Specified Indebtedness of the Borrower, to execute and deliver to the Administrative Agent a Guaranty; provided that such Subsidiary may be released from its Guaranty at such time as it no longer guarantees any Specified Indebtedness of the Borrower.

SECTION 7.                                NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, subject to Section 10.14(b), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1                                 Financial Condition Covenants.

(a)                                  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Borrower to be greater than 3.00 to 1.00.

(b)                                 Consolidated Shareholders’ Equity.  Permit the Consolidated Shareholders’ Equity as at the last day of any fiscal quarter of the Borrower to be less than $2,000,000,000.

(c)                                  Consolidated Unencumbered Assets.  Permit the Consolidated Unencumbered Assets as at the last day of any fiscal quarter of the Borrower to be less than 125% of the Consolidated Unsecured Indebtedness as at the last day of such fiscal quarter.

(d)                                 Consolidated Interest Coverage Ratio.  Subject to Section 10.18, as of the end of any fiscal quarter, permit the ratio of (i) Consolidated Adjusted EBITDA for such fiscal quarter together with the three fiscal quarters which immediately precede such fiscal quarter to (ii) Consolidated Interest Expense during such period to be less than 1.50 to 1.00.

(e)                                  MFN.  Notwithstanding the foregoing, but subject to Section 10.18, if the Borrower incurs or suffers to exist any unsubordinated Specified Indebtedness (other than ECA Indebtedness) that after the date hereof includes financial covenants that are more restrictive than those contained in this Section 7.1, then such financial covenants shall be deemed included in this Agreement, mutatis mutandis, without any further action by the Borrower, the Administrative Agent or any Lender for so long as such Specified Indebtedness (other than ECA Indebtedness) or any commitments in respect thereof shall be outstanding; provided that the term “financial covenants” for purposes of this Section shall in no event encompass agreements in respect of interest rates, fees, expenses, yield protection, indemnities, collateral, loan maturities, prepayment premiums, prepayment prohibitions or “call” protection or conditions precedent.

7.2                                 Indebtedness.  Permit any Subsidiary to create, issue, incur, assume or become liable in respect of any Unsecured Indebtedness, except:

(a)                                  Indebtedness of any Guarantor;

(b)                                 Indebtedness of a Subsidiary owed to the Borrower or to a Wholly-Owned Subsidiary; and

(c)                                  Indebtedness of an SPC Subsidiary incurred to finance the acquisition of a single Aircraft Asset on an unsecured basis (“Unsecured Aircraft Financing Debt”); provided that such Unsecured Aircraft Financing Debt becomes Secured Indebtedness within 90 days of incurrence; provided, further, that, at any one time, no more than three (3) SPC Subsidiaries may have Unsecured Aircraft Financing Debt outstanding.

7.3                                 Fundamental Changes.  (a) Enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or, in a single transaction or in a related series of transactions Dispose of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole.

(b)                                 Notwithstanding Section 7.3(a), any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Guarantor; (ii) any Guarantor may be merged or consolidated with or into any Subsidiary if after giving effect to such merger or consolidation, the surviving Person is a Guarantor; (iii) any Subsidiary that is not a Guarantor may be merged or consolidated with or into any other Subsidiary; and (iv) any Subsidiary may be merged or consolidated with or into any Person so long as any such transaction referred to in this clause (iv) would not result in the Disposition of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole; (v) any Subsidiary may Dispose of any or all of its assets to the Borrower or any other Subsidiary (upon voluntary dissolution, winding up or liquidation or otherwise); provided that, if the Subsidiary making such Disposition is a Guarantor, the recipient shall be the Borrower or a Guarantor; and (vi) any Subsidiary that is not a Guarantor may liquidate, wind up or dissolve itself if it has no assets.

7.4                                 Restricted Payments.  (i) Declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions paid in the Borrower’s Qualified Capital Stock) held by Persons other than the Borrower or any of its Wholly-Owned Subsidiaries, (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower held by Persons other than the Borrower or any of its Wholly-Owned Subsidiaries, or (iii) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Obligation except scheduled payments of interest and principal on such Subordinated Obligation and payment of principal and interest of such Subordinated Obligation at its stated maturity, (collectively, “Restricted Payments”), except that this Section 7.4 shall not prohibit:

(a)                                  the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would have complied with this Section 7.4;

(b)                                 dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to the Borrower and its Subsidiaries, to all holders of any class of Capital Stock of such Subsidiary a majority of which is held, directly or indirectly through Subsidiaries, by the Borrower;

(c)                                  the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Borrower held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Capital Stock was issued or any employment agreement approved by the Borrower’s Board of Directors;

(d)                                 the repurchase, redemption or other acquisition for value of Capital Stock of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Capital Stock in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation or other business combination of the Borrower, in each case, permitted by this Agreement;

(e)                                  the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

(f)                                    the payment of cash by the Borrower or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options, warrants or other rights to purchase or (ii) the conversion or exchange of Capital Stock of such Person or Convertible Notes;

(g)                                 the making of cash payments in connection with any conversion of Convertible Notes permitted to be incurred under this Agreement not to exceed the sum of (i) the principal amount of such Convertible Notes plus (ii) any payments received by the Borrower or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(h)                                 any payments in connection with a Permitted Bond Hedge Transaction, and the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s Common Stock upon net share settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction, (B) payment of an early termination amount thereof in shares of the Borrower’s Common Stock upon any early termination thereof and (C) payment of an amount thereof in cash upon exercise, settlement or an early termination thereof in an aggregate amount not to exceed the aggregate amount of any payments received by the Borrower or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Convertible Notes pursuant to clause (g) of this Section 7.4; and

(i)                                     the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Borrower, or any dividends or distributions by the Borrower on its Capital Stock, in an aggregate amount not to exceed for any fiscal year 15% of Consolidated Net Income for such fiscal year; provided that, in the case of this clause (i) no Default or Event of Default has occurred and is continuing or would occur as a result thereof.

7.5                                 Transactions with Affiliates.  Enter into any transaction or group of related transactions that are material in relation to the business, operations, financial condition or properties of the Borrower and its Subsidiaries taken as a whole (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary or a Joint Venture), except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than could reasonably be obtainable in a comparable arm’s length transaction with a Person who is not an Affiliate.  The restrictions in this Section shall not apply to (1) any leasing transaction, including, without limitation, a transaction in which an Aircraft Asset is subleased to a customer of the Borrower or any Subsidiary, involving one or more Subsidiaries for the purposes of effecting aircraft registration or tax planning; (2) any amendment to, or replacement of, any agreement with an Affiliate that is in effect on the Closing Date so long as any such amendment or replacement agreement is not more disadvantageous to Lenders, as determined in good faith by the Board of Directors of the Borrower, in any material respect than the original agreement as in effect on the Closing Date; (3) dividends, stock repurchases and investments, so long as no Event of Default would result as a consequence thereof; (4) the issuance of Common Stock or Preferred Stock by the Borrower including in connection with the exercise or conversion of options, warrants, convertible securities or similar rights to acquire or purchase Common Stock or Preferred Stock; (5) transactions permitted by, and complying with, the provisions of Section 7.4  and (6) any directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Borrower or a Subsidiary thereof that are (x) approved in good faith by the Borrower’s Board of Directors, the independent members of the Borrower’s Board of Directors, or the Compensation

Committee of the Borrower’s Board of Directors, as applicable, or (y) otherwise customary and reasonable.

7.6                                 Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.7                                 Lines of Business.  Engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

SECTION 8.                                EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest becomes due in accordance with the terms hereof or within five Business Days after demand for any other amount in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, if capable of remedy, such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(c)                                  any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d)                                 any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)                                  any Group Member shall default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness by such Person (or the payment of which is a Guarantee Obligation of such Person), other than Indebtedness owed to any Group Member, Non-Recourse Indebtedness of any Group Member, whether such Indebtedness or Guarantee Obligation now exists, or is created after the Closing Date, which default (i) (A) is caused by a failure to pay principal of, interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such mortgage, indenture or instrument (a “payment default”); or (B) is a breach of a financial covenant (a “financial covenant default”); or (ii) results in the acceleration of such Indebtedness prior to its stated maturity; and, in each case the outstanding principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default, a financial covenant default or the maturity of which has been so accelerated, aggregates $50,000,000 or more; provided further that in connection with any series of Convertible Notes, (x) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (y) the rights of holders of such Convertible Notes to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (z) the rights of holders of such Convertible Notes to require any repurchase by the Borrower of such Convertible Notes in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this paragraph (e); or

(f)                                    (i) the Borrower or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Borrower and its Subsidiaries), would constitute a Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against the Borrower or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Borrower and its Subsidiaries), would constitute a Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment (that, in the case of such appointments, is not discharged within 60 days) or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Borrower and its Subsidiaries), would constitute a Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Borrower and its Subsidiaries), would constitute a Significant Subsidiary shall consent to, approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Borrower and its Subsidiaries), would constitute a Significant Subsidiary shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or the Borrower or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Borrower and its Subsidiaries), would constitute a Significant Subsidiary shall make a general assignment for the benefit of its creditors; or

(g)                                 (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), or (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i)

through (iv) above, such event or condition, together with all other such events or conditions, if any, could, in the judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

(h)                                 one or more final judgments or decrees shall be entered against the Borrower or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Borrower and its Subsidiaries), would constitute a Significant Subsidiary involving in the aggregate a liability (excluding amounts covered by indemnities, the terms of which are reasonably satisfactory to the Required Lenders, or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $50,000,000 or more, which judgments or decrees shall not have been vacated, discharged, stayed or bonded within 60 days after such judgment becomes final; or

(i)                                     any subordination agreement with respect to a Subordinated Obligation shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(j)                                     except as permitted hereunder or thereunder, the guarantee contained in the Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(k)                                  a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.                                THE AGENTS

9.1                                 Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2                                 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3                                 Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4                                 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this

Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5                                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                                 Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

9.7                                 Indemnification.  The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”)  (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8                                 Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9                                 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  Additionally, if the Lender then acting as Administrative Agent is a Defaulting Lender by virtue of clause (d) or (e) of the definition thereof, then Administrative Agent may be removed by the Required Lenders or the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any removed Administrative Agent’s removal or retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10                           Arrangers, Documentation Agents and Syndication Agents.  Neither the Arrangers, the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10.                          MISCELLANEOUS

10.1                           Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the expiration date of any Letter of Credit beyond the date that is five Business Days prior to the Termination Date or reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided, however, that in the event of increases to the Total Commitments pursuant to Section 2.1(b), only the consents as set forth in Section 2.1(b) shall be required; provided further, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitments shall not be deemed to constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not be deemed to constitute an increase of the Commitment of such Lender; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Guarantors from their obligations under the Guaranty, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.13 without the written consent of all Lenders, (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

10.2                           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067
Attention: Legal Department
Email: legalnotices@airleasecorp.com
Telecopy: (310) 553-0999
Telephone: (310) 553-0555

Administrative Agent	JPMorgan Chase Bank, N.A.
(on behalf of the Lenders):	Loan & Agency Group
1111 Fannin Street, Floor 10
Houston, TX, 77002-6925
Attention: Omar Jones
Telecopy: (713) 750-2938
Telephone: (713) 750-7912
Email omar.e.jones@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: Matthew Massie
Telecopy: (212) 270-5100
Telephone: (212) 270-5432
E-mail: matthew.massie@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Arrangers, the Syndication Agents and the Documentation Agents for all

their reasonable and documented out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall reasonably deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent for all its documented out of pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the reasonable and documented fees and disbursements of one firm of counsel to all such Persons, one local counsel, as necessary, in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Person, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender, the Administrative Agent, the Arrangers, the Syndication Agents and the Documentation Agents, their respective Affiliates, and their respective officers, directors, employees, agents, and advisors (each, an “Indemnitee”) harmless from and against any and all other liabilities, losses, damages, penalties, claims or expenses incurred with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, Affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans and the reasonable and documented fees and disbursements of one firm of counsel to all Indemnities, one local counsel, as necessary, in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) the material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all liabilities, losses, damages, claims or expenses incurred under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent resulting from the conduct referred to in clauses (x) or (y) of the preceding sentence.  No Indemnitee shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence or willful misconduct or material breach in bad faith of such Indemnitee.  No Indemnitee and none of the Borrower or any of the Borrower’s Affiliates or directors, officers, employees, advisors or agents shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  All amounts due under this Section 10.5 shall be payable not later than 20 Business Days after written demand therefor.  The Borrower shall not be liable for the settlement of any action or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed).  If any settlement of any action is consummated with the written consent of the Borrower, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all liabilities, losses, damages, claims or expenses by reason of such settlement in accordance with the provisions of this Section 10.5.  The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the chief financial officer (Telephone No. (310) 553-0555) (Telecopy No. (310) 553-0999), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.  Notwithstanding the foregoing, indemnification for Non-Excluded Taxes and Other Taxes shall be governed by, and be subject to the qualifications and requirements set forth in, Section 2.15.

10.6                           Successors and Assigns; Participations and Assignments.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons that are Eligible Assignees (each, an “Assignee”), other than a natural person, the Borrower or any Affiliate of the Borrower, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)                              the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within twenty Business Days after having received notice thereof;

(B)                                the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender;

(C)                                the Swingline Lender (such consent not to be unreasonably withheld), provided that no consent of the Swingline Lender shall be required for an assignment to a Lender or an Affiliate of a Lender; and

(D)                               any Issuing Lender, as applicable (such consent not to be unreasonably withheld), provided that no consent of any Issuing Lender shall be required for an assignment to a Lender or an Affiliate of a Lender.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, if any;

(B)                                (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (payable by the assigning Lender) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than to a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and, to the extent disclosed to them, each Loan Party, shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement notwithstanding notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Sections 2.14 or 2.15 unless such Participant agrees, for the benefit of Borrower, to be subject to the provisions of Sections 2.14 and 2.15 as if it were a Lender (it being understood that the documentation required under Sections 2.15(e), (f) and (g) shall, subject to applicable law, be delivered to the participating Lender).

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7                           Adjustments; Set-off.  (a)  Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower, to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11                     GOVERNING LAW.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER AND ANY CLAIM OR CONTROVERSY RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                     Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right in any other forum in which jurisdiction can be established;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13                     Acknowledgements.  The Borrower hereby acknowledges and agrees that:

(a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor;

(b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Credit Parties in respect of the transactions contemplated by this Agreement and the other Loan Documents;

(c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents;

(d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties;

(e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person in respect of the transactions contemplated by this Agreement and the other Loan Documents;

(g) none of the Credit Parties has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such Affiliate; and

(h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14                     Releases.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document, that has been consented to in accordance with Section 10.1 or permitted by Section 6.10.

(b)                                 At such time as the Loans, the Reimbursement Obligations and the other obligations (other than contingent indemnification obligations for which no claim has been made) under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (except to the extent cash collateralized in accordance with the procedures set forth in Section 8), all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Loan Documents shall terminate.

10.15                     Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority (in which case the Administrative Agent or Lender, as applicable, shall promptly notify the Borrower in advance to the extent practicable and permitted by law), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than by reason of disclosure by such Administrative Agent or Lender, as applicable, in breach of this Section 10.15, (h) to the National Association of Insurance Commissioners or any similar organization, to the extent required by such organization, or to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16                     WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17                     USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.18                     Suspended Terms.  Notwithstanding anything to the contrary contained herein, the Borrower will not be subject to Section 5.2(a)(ii), Section 7.1(d), Section 7.1(e) or Section 8(e)(i)(B) (the “Suspended Terms”) at any time the Facility or the Index Debt have Investment Grade Ratings from both S&P and Fitch (the “Suspension Event”).  In the event that the Borrower is not subject to the Suspended Terms for any period of time as a result of the foregoing, and on a subsequent date (the

“Reversion Date”) one or both of S&P and Fitch (1) withdraw their Investment Grade Rating for the Facility and the Index Debt or downgrade the rating assigned to the Facility and the Index Debt below an Investment Grade Rating, or (2) the Borrower or any of its Affiliates enters into an agreement to effect a transaction and one or more of S&P and Fitch indicates that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause either or both of S&P and Fitch to withdraw its Investment Grade Rating for the Facility and the Index Debt or downgrade the rating assigned to the Facility and the Index Debt below Investment Grade Rating, then, without limiting the first sentence of this Section 10.18, the Borrower will thereafter again be subject to the Suspended Terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AIR LEASE CORPORATION

By:	/s/ Gregory B. Willis
	Name:	Gregory B. Willis
	Title:	Senior Vice President and Chief
Financial Officer

[Signature Page to ALC Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

[Signature Page to ALC Credit Agreement]

Citibank, N.A., as a Syndication Agent and a Lender

By:	/s/ Joseph Shanahan
	Name:	Joseph Shanahan
	Title:	Director and Vice President

[Signature Page to ALC Credit Agreement]

Royal Bank of Canada, as a Syndication Agent and a Lender

By:	/s/ Scott Umbs
	Name:	Scott Umbs
	Title:	Authorized Signatory

[Signature Page to ALC Credit Agreement]

Wells Fargo Bank, National Association, as a Documentation Agent and a Lender

By:	/s/ Bryan Milinovich
	Name:	Bryan Milinovich
	Title:	Vice President

[Signature Page to ALC Credit Agreement]

Commonwealth Bank of Australia, as a Documentation Agent and a Lender

By:	/s/ Peter W. Reeves
	Name:	Peter W. Reeves
	Title:	Vice President

[Signature Page to ALC Credit Agreement]

BMO Harris Bank N.A., as a Documentation Agent and a Lender

By:	/s/ Catherine Blaesing
	Name:	Catherine Blaesing
	Title:	Vice President

[Signature Page to ALC Credit Agreement]

Credit Suisse AG, New York Branch, as a Co-Documentation Agent and a Lender

By:	/s/ Karl Studer
	Name:	Karl Studer
	Title:	Director

By:	/s/ Bill O’Daly
	Name:	Bill O’Daly
	Title:	Director

[Signature Page to ALC Credit Agreement]

U.S. Bank National Association, as a Co-Documentation Agent and a Lender

By:	/s/ Anthony J. Deluca
	Name:	Anthony J. Deluca
	Title:	Vice President

[Signature Page to ALC Credit Agreement]

Mizuho Corporate Bank, Ltd., as a Lender

By:	/s/ Noel Purcell
	Name:	Noel Purcell
	Title:	Authorized Signatory

[Signature Page to ALC Credit Agreement]

City National Bank, as a Lender

By:	/s/ Eric Lo
	Name:	Eric Lo
	Title:	Vice President

[Signature Page to ALC Credit Agreement]

MIHI LLC, as a Lender

By:	/s/ Stephen Melos
	Name:	Stephen Melos
	Title:	Authorized Signatory

By:	/s/ Andrew Underwood
	Name:	Andrew Underwood
	Title:	Authorized Signatory

[Signature Page to ALC Credit Agreement]

Bank of the West, as a Lender

By:	/s/ David G. Kronen
	Name:	David G. Kronen
	Title:	Senior Vice President

[Signature Page to ALC Credit Agreement]

One West Bank, FSB, as a Lender

By:	/s/ John Farrace
	Name:	John Farrace
	Title:	Executive Vice President

[Signature Page to ALC Credit Agreement]

Crédit Agricole Corporate & Investment Bank, as a Lender

By:	/s/ Yevgeniya Levitin
	Name:	Yevgeniya Levitin
	Title:	Managing Director

By:	/s/ Thomas Jean
	Name:	Thomas Jean
	Title:	Vice President

[Signature Page to ALC Credit Agreement]

East West Bank, as a Lender

By:	/s/ Kandy Hung
	Name:	Kandy Hung
	Title:	Vice President

[Signature Page to ALC Credit Agreement]